Exhibit 99.1

October 29, 2020

To Nuveen Global Cities REIT Stockholders:

As we continue to move through a variety of global impacts from COVID-19, Nuveen Global Cities REIT’s management team is playing both offense and defense to take advantage of strategic opportunities, while maintaining discipline in creating and managing a resilient, well-positioned global real estate portfolio.

We believe there are compelling reasons why our strategy of investing in real estate at this time is beneficial to our stockholders:

1.	Opportunity creation: The pandemic has not caused a paradigm shift for real estate, rather it has accelerated already-present underlying trends. Signs of a recovery are emerging.

2.	Stable, high yields: Commercial real estate may provide investors with tax-efficient stable yields due to the long term nature of leases.

3.	Strong relative value: The current spread between direct real estate cap rates and U.S. Treasuries is well above the historic average, signaling real estate’s strong relative value.

Nuveen Global Cities REIT is taking advantage of these opportunities due to our capacity to add exposure in sectors poised to benefit from the current market dynamics: (i.e., industrial, multifamily, medical office). In addition, our Nuveen Real Estate teams on the ground around the world are in position to act on their local expertise when specific opportunities arise.

From a defensive point of view, our portfolio benefits from: low leverage, which equates to less volatility and less downside risk; long-term leases; high occupancy rates; very limited lease expirations over the next two years; underweighting to retail and office; no material exposure to hospitality, gaming, leisure, or senior housing, which are anticipated to be the most negatively affected sectors in the near term; and disciplined city selection, which improves liquidity and resiliency through cycles.

Q3 2020 Performance Highlights: (as of September 30, 2020)

•

Nuveen Global Cities REIT’s Class I shares total net return in September was 0.26% and year-to- date was 0.55%. The change from the previous month was driven primarily by increased valuations in U.S. direct real estate and property-level income.[1,2]

•	Current monthly distribution rate is 5.39% (Class I shares).[3]

•	The portfolio has grown to $551m in gross asset value, consisting of direct and indirect investments in 39 properties located across leading global cities.[4,5]

•	We achieved these returns all while conservatively managing risk in the portfolio, with average leverage of 21% for the quarter.[6]

Total Returns [1,2] As of September 30, 2020	Inception Date	Average Annualized Total Returns				Monthly Distribution Rate [3] As of September 30, 2020
		Monthly	YTD	1-Year	Since Inception[1]	Class I	5.39%
Class I	1-May-18	0.26%	0.55%	3.27%	5.96%	Class D	5.15%
Class D	1-Jun-18	0.25%	0.37%	3.03%	5.76%	Class T	4.59%
Class T (No sales load)	1-Jan-19	0.20%	-0.05%	2.47%	5.47%	Class S	4.60%
Class T (With sales load)	1-Jan-19	-3.30%	-3.54%	-1.09%	3.37%
Class S (No sales load)	1-Dec-19	0.20%	-0.05%	n/a	1.00%
Class S (With sales load)	1-Dec-19	-3.30%	-3.53%	n/a	-2.50%

We continue to have high conviction in our strategy of constructing a global real estate portfolio focusing on diversification, durable income, and active investment and asset management. While virtually no property sector or portfolio is immune from the negative effects of this pandemic-driven recession, we believe certain sectors and strategies are better positioned in these uncertain times and have already begun to show signs of recovery. Unlike the Global Financial Crisis when all real estate sectors were in a free fall, the COVID-19 pandemic amplified existing dispersion across winning and losing sectors, which are showing diverse recovery trajectories.

Prior to COVID-19, we had already positioned our sector allocations and market selection to cater to these trends, including the movement towards the suburbs and Sunbelt cities. An example of one of our acquisitions benefiting from this trend includes:

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Tacara at Steiner Ranch, Austin: Austin is projected to outpace every major metro in population growth over the next five years, at 2.01% expected growth per year. GCREIT owns a Class A, 246-unit, garden/low rise apartment complex in Austin, which was built in 2017 and is located adjacent to Lake Travis. The location provides abundant recreation and retail amenities and access to employment centers with very strong surrounding demographics. Austin’s desirable live/work dynamic, with no state income tax, make the city an attractive relocation option for individuals and businesses.

While the world has changed rapidly, please be assured that our sponsor, Nuveen Real Estate, remains fully capable of investing and supporting all of our client portfolios and is committed to the welfare of our employees and clients. We have the benefit of the resources, preparations, and strategy across Nuveen Real Estate and its parent, TIAA, a 100-year-old company with over $1 trillion of assets under management. TIAA’s $300 million co-investment into the Nuveen Global Cities REIT remains a key feature of our company, providing true co-alignment and attention from Nuveen Real Estate and its leadership team.

We believe that the Nuveen Global Cities REIT’s commitment to quality, global diversification, and defensive portfolio construction will continue to offer investors a competitive advantage and value for stockholders.

Sincerely,

Michael Sales	Michael Perry	Richard Kimble

Chairman of the Board and CEO,	Director, Board of Directors,	Lead Portfolio Manager,
Global Cities REIT	Global Cities REIT	Global Cities REIT

EVP and CEO, Nuveen Real Estate	Executive Vice President and Head	Managing Director,
and Real Assets	of U.S. Advisory Services, Nuveen	Portfolio Management, Americas
Nuveen Real Estate

This communication is for existing stockholders of GCREIT and may not be distributed to others. This communication is not an offer to sell or buy any securities.

Forward-Looking Statements

Certain information contained in this letter constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “likely,” or the negative versions of these words or other comparable words thereof. These may include our ability to successfully navigate through the current economic uncertainty, our financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe such factors include the financial condition of our company and our portfolio in light of the COVID-19 pandemic, the state of financial markets, and the impact of the pandemic on our tenants and the general economy. We believe these factors also include but are not limited to those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and any such updated factors included in our periodic filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

1.

Returns shown are preliminary. Net total returns are calculated by share class using the time weighted return formula and derived by dividing (1) the respective aggregate share class’s monthly net operating income (after appreciation, fees and expenses) by (2) the share class’s previous month’s ending net asset value (“NAV”) plus the proceeds from share issuances for the current month. Actual individual investor performance may differ from the aggregated share class performance. All returns shown assume reinvestment of distributions pursuant to Nuveen Global Cities REIT Inc.’s (“GCREIT”) distribution reinvestment plan, are derived from unaudited financial information and are net of all GCREIT expenses, including general and administrative expenses, transaction related expenses, management fees, and share class specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Class T shares and Class S shares listed as (With sales load) reflect the returns after the maximum upfront selling commission and dealer manager fees of 3.5%. Class T shares and Class S shares listed as (No sales load) exclude up-front selling commissions and dealer manager fees. Returns are annualized for periods longer than one year. The returns have been prepared using valuations of the underlying investments in GCREIT’s portfolio, which are estimates of fair value and form the basis for GCREIT’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. Past performance is historical and not a guarantee of future results. For the year ended 31 Dec 2019 and the six months ended 30 Jun 2020, we reported GAAP net income (loss) of $5.7 million and ($4.1 million), respectively.

2.

NAV is calculated in accordance with the valuation guidelines approved by our board of directors. NAV is not a measure used under generally accepted accounting principles in the United States (“GAAP”), and you should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. As of 30 Jun 2020, our NAV per share was approximately $10.41, $10.37, $10.30 and $10.29, per Class I, Class D, Class T and Class S share, respectively, and total stockholders’ equity per share was approximately $9.02, $8.97, $8.87 and $8.89 per Class I, Class D, Class T and Class S share, respectively. For a full reconciliation of NAV to stockholders’ equity and a discussion of the limitations and risks associated with our valuation methodology, please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operation—NAV Per Share” section of our annual and quarterly reports filed with the SEC, which are available at www.nuveen.com/gcreit. For information on how we calculate NAV, see the “Net Asset Value Calculation and Valuation Guidelines” section of our prospectus.

3.

Distribution rate reflects the most recently approved monthly annualized distributions divided by the prior month’s NAV. Distributions paid during the year ended 31 Dec 2019 and the six months ended 30 Jun 2020 were covered 93% and 58%, respectively, from GAAP cash flow from operations and 7% and 42%, respectively, from debt proceeds.

4.

Total asset value is measured as the gross asset value of real estate properties (based on fair value), the investment in our real estate- related securities measured at fair value, the equity investment in unconsolidated International Affiliated Funds (which includes the allocable share of the International Affiliated Funds’ income and expense, realized gains and losses and unrealized appreciation or depreciation), plus the investment in commercial mortgage loans measured at fair value, plus cash and other assets.

5.	GCREIT directly owns 12 properties and has exposure to 28 additional properties owned by the International Affiliated Funds in which we have made an investment.
6.

Leverage is measured using, as the numerator, property-level and entity-level debt and as the denominator, the gross asset value of real estate assets (calculated using the greater of fair value and cost of gross real estate assets including investment in our securities portfolio, our loan portfolio, and our allocable share of investments in unconsolidated International Affiliated Funds), inclusive of property-level and entity-level debt, plus cash and other assets.

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